Exhibit 99.1

MYR Group Inc. Announces Second-Quarter and First-Half 2013 Results

Rolling Meadows, Ill., August 7, 2013 — MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its second-quarter and first-half 2013 financial results.

Highlights

•                  Q2 2013 gross margin of 14.6 percent compared to 11.5 percent in Q2 2012.

•                  Q2 2013 EBITDA of $22.5 million compared to $21.8 million in Q2 2012.

•                  First-half 2013 gross margin of 14.1 percent compared to 11.2 percent for the same period in 2012.

•                  First-half 2013 EBITDA of $40.8 million compared to $37.7 million for the same period in 2012.

•                  First-half 2013 diluted EPS of $0.76 compared to $0.74 for the same period in 2012.

Management Comments

Bill Koertner, MYR’s president and CEO said, “We are pleased with another quarter of solid financial performance including higher gross profit, EBITDA and cash generation for the second quarter of 2013. Our results benefitted from solid execution in the field and effective contract administration. Our highly skilled workforce, extensive fleet of equipment, commitment to safety, strong balance sheet and disciplined bidding approach are key ingredients to our long term success. We remain optimistic about our long term growth prospects in both our T&D and C&I markets. “

Second-Quarter Results

MYR reported second-quarter 2013 revenues of $213.9 million, a decrease of $46.5 million, or 17.9 percent, compared to the second quarter of 2012. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $174.0 million, a decrease of $41.8 million, or 19.4 percent, over the second quarter of 2012. The majority of the decrease in T&D revenues was the result of a reduction in the amount of material and subcontractor costs from several ongoing large transmission projects. Material and subcontractor cost in our T&D segment comprised approximately 24 percent of total contract cost in the second quarter of 2013, compared to approximately 47 percent in the second quarter of 2012. The Commercial and Industrial (C&I) segment reported second quarter of 2013 revenues of $39.9 million, a decline of $4.7 million, or 10.6 percent, over the second quarter of 2012.The decline in C&I revenues was mainly due to lower revenues from projects with contract values greater than $3.0 million.

Consolidated gross profit increased to $31.3 million, or 14.6 percent of revenues, in the second quarter of 2013, compared to $30.1 million, or 11.5 percent of revenues, in the second quarter of 2012. The increase in both gross profit and gross margin was largely due to better project execution, higher equipment utilization and the underlying mix of contract cost components, which included less material and subcontractor cost and more Company labor and equipment cost, on a relative basis. Approximately 130 basis points of the 14.6 percent gross margin was due to improved contract margins on several large transmission projects as a result of increased productivity levels, cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses increased to $16.1 million in the second quarter of 2013 compared to $14.5 million in the second quarter of 2012. The increase was primarily due to an increase in employee compensation, medical insurance, and fringe benefits related primarily to the increased number of personnel to support operations.

For the second quarter of 2013, net income was $9.5 million, or $0.44 per diluted share, compared to $9.5 million, or $0.45 per diluted share, for the same period of 2012. Second quarter 2013 EBITDA, a non-GAAP financial measure, was $22.5 million, or 10.5 percent of revenues, compared to $21.8 million, or 8.4 percent of revenues, in the second quarter of 2012.

First-Half Results

MYR reported revenues of $415.3 million for the first half of 2013, a decrease of $85.4 million, or 17.1 percent, compared to the first half of 2012. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $334.6 million, a decrease of $86.2 million, or 20.5 percent, over the first six months of 2012. The majority of the decrease in revenues was the result of lower material and subcontractor costs associated with large transmission projects. Material and subcontractor cost comprised approximately 29 percent of total contract cost in the six months ended June 30, 2013, compared to approximately 45 percent in the six months ended June 30, 2012.  The C&I segment reported first half 2013 revenues of $80.7 million, an increase of 1.1 percent from 2012.

Consolidated gross profit increased to $58.6 million for the first half of 2013 from $56.2 million for the first half of 2012. As a percentage of overall revenues, gross profit increased to 14.1 percent of revenues for the first half of 2013 from 11.2 percent of revenues for first half of 2012. The increase in both gross profit and gross margin was largely due to better project execution, higher equipment utilization and the underlying mix of contract cost components, which included less material and subcontractor cost and more of the Company’s labor and equipment cost, on a relative basis. Approximately 100 basis points of the 14.1 percent gross margin was due to improved contract margins on several large transmission projects as a result of increased productivity levels, cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses increased to $32.2 million for the first half of 2013 from $30.4 million for the first half of 2012. The increase was mainly due to increases in employee compensation and benefit costs, related primarily to the increased number of personnel to support operations. As a percentage of revenues, these expenses increased to 7.8 percent for the first half of 2013 from 6.1 percent for the first half of 2012.

For the first half of 2013, net income was $16.4 million, or $0.76 per diluted share, compared to $15.7 million, or $0.74 per diluted share, for the same period of 2012. EBITDA for the first half of 2013 was $40.8 million, or 9.8 percent of revenues, compared to $37.7 million, or 7.5 percent of revenues, for the first half of 2012.

Backlog

As of June 30, 2013, MYR’s backlog was $474.5 million, consisting of $357.9 million in the T&D segment and $116.6 million in the C&I segment. Total backlog at June 30, 2013 was $7.4 million higher compared to the $467.1 million reported at March 31, 2013. T&D backlog increased $1.0 million, or 0.3 percent, while C&I backlog increased $6.4 million, or 5.8 percent.  Total backlog decreased $68.5 million, or 12.6 percent, from the $543.0 million reported at June 30, 2012.

Balance Sheet

As of June 30, 2013, MYR had cash and cash equivalents of $37.6 million and $155.3 million of borrowing availability under its credit facility. MYR’s long-term credit agreement matures in December 2016.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its second-quarter and first-half 2013 results on Thursday, August 8, 2013, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, August 14, 2013, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 17297213. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the Company’s website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, August 14, 2013.

About MYR Group Inc.

MYR is a leading specialty contractor serving the electrical infrastructure market in the United States. MYR is one of the largest national contractors servicing the transmission and distribution sector of the United States electric utility industry. MYR’s transmission and distribution customers include electric utilities, private developers, cooperatives and municipalities. MYR provides a broad range of services on electric transmission and distribution networks and substation facilities which include design, engineering, procurement, construction, upgrade, maintenance and repair services with a particular focus on construction, maintenance and repair, throughout the United States. MYR also provides commercial and industrial electrical contracting services to property owners and general contractors in the western United States.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “plan,” “goal,” “see,” “should,” “appears” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and in any risk factors or cautionary statements contained in MYR’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of June 30, 2013 and December 31, 2012

	June 30,	December 31,
(In thousands, except share and per share data)	2013	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,629	$19,825
Accounts receivable, net of allowances of $1,228 and $1,305, respectively	177,700	167,241
Costs and estimated earnings in excess of billings on uncompleted contracts	36,836	61,773
Deferred income tax assets	12,742	12,742
Receivable for insurance claims in excess of deductibles	11,277	11,379
Refundable income taxes	83	1,044
Other current assets	4,269	4,396
Total current assets	280,536	278,400
Property and equipment, net of accumulated depreciation of $101,484 and $88,042, respectively	137,430	128,911
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $2,725 and $2,558, respectively	10,367	10,534
Other assets	1,836	1,904
Total assets	$476,768	$466,348

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$64,278	$84,481
Billings in excess of costs and estimated earnings on uncompleted contracts	48,988	32,589
Accrued self insurance	39,671	39,583
Other current liabilities	26,988	32,240
Total current liabilities	179,925	188,893
Deferred income tax liabilities	21,530	21,530
Other liabilities	1,337	1,235
Total liabilities	202,792	211,658
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares; none issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares; 21,005,700 and 20,747,161 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	208	206
Additional paid-in capital	157,426	154,564
Retained earnings	116,342	99,920
Total stockholders’ equity	273,976	254,690
Total liabilities and stockholders’ equity	$476,768	$466,348

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months and Six Months Ended June 30, 2013 and 2012

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands, except per share data)	2013	2012	2013	2012
Contract revenues	$213,916	$260,410	$415,258	$500,638
Contract costs	182,663	230,348	356,702	444,473
Gross profit	31,253	30,062	58,556	56,165
Selling, general and administrative expenses	16,144	14,515	32,151	30,433
Amortization of intangible assets	83	83	167	167
Gain on sale of property and equipment	(336)	(193)	(514)	(320)
Income from operations	15,362	15,657	26,752	25,885
Other income (expense)
Interest income	—	1	3	1
Interest expense	(179)	(204)	(362)	(386)
Other, net	(22)	(32)	(17)	(59)
Income before provision for income taxes	15,161	15,422	26,376	25,441
Income tax expense	5,699	5,887	9,954	9,696
Net income	$9,462	$9,535	$16,422	$15,745
Income per common share:
—Basic	$0.45	$0.46	$0.79	$0.77
—Diluted	$0.44	$0.45	$0.76	$0.74
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,785	20,338	20,723	20,319
—Diluted	21,397	21,094	21,383	21,098

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months and Six Ended June 30, 2013 and 2012

	Three months ended		Six months ended
	June 30,		June 30,
(In thousands)	2013	2012	2013	2012
Cash flows from operating activities:
Net income	$9,462	$9,535	$16,422	$15,745
Adjustments to reconcile net income to net cash flows provided by operating activities —
Depreciation and amortization of property and equipment	7,066	6,047	13,945	11,747
Amortization of intangible assets	83	83	167	167
Stock-based compensation expense	907	647	1,658	1,341
Gain on sale of property and equipment	(336)	(193)	(514)	(320)
Other non-cash items	41	34	75	68
Changes in operating assets and liabilities
Accounts receivable, net	(18,351)	1,158	(10,459)	(27,260)
Costs and estimated earnings in excess of billings on uncompleted contracts	6,438	(293)	24,937	(10,472)
Construction materials inventory	—	1,542	—	4,003
Receivable for insurance claims in excess of deductibles	64	61	102	241
Other assets	742	654	1,081	1,244
Accounts payable	2,865	5,544	(20,781)	11,721
Billings in excess of costs and estimated earnings on uncompleted contracts	16,748	113	16,399	3,918
Accrued self insurance	126	135	88	(512)
Other liabilities	(379)	(2,912)	(5,150)	(1,484)
Net cash flows provided by operating activities	25,476	22,155	37,970	10,147
Cash flows from investing activities:
Proceeds from sale of property and equipment	368	224	546	364
Purchases of property and equipment	(9,460)	(12,099)	(21,918)	(20,429)
Net cash flows used in investing activities	(9,092)	(11,875)	(21,372)	(20,065)
Cash flows from financing activities:
Net borrowings on revolving credit facility	—	10,000	—	—
Employee stock option and restricted stock transactions	(157)	219	522	145
Excess tax benefit from stock-based awards	65	15	628	35
Debt issuance costs	—	(2)	—	(13)
Other financing activities	56	38	56	38
Net cash flows provided by (used in) financing activities	(36)	10,270	1,206	205
Net increase (decrease) in cash and cash equivalents	16,348	20,550	17,804	(9,713)
Cash and cash equivalents:
Beginning of period	21,281	3,750	19,825	34,013
End of period	$37,629	$24,300	$37,629	$24,300

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended June 30, 2013 and 2012

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except per share data)	2013	2012	2013		2012

Summary Statement of Operations Data:
Contract revenues	$213,916	$260,410	$913,579		$945,390
Gross profit	$31,253	$30,062	$121,044		$100,603
Income from operations	$15,362	$15,657	$56,629		$41,904
Net income	$9,462	$9,535	$34,939		$25,826

Per Share Data:
Income per common share (1):
- Basic	$0.45	$0.46	$1.67	(2)	$1.26	(2)
- Diluted	$0.44	$0.45	$1.63	(2)	$1.22	(2)
Weighted average number of common shares and potential common shares outstanding :
- Basic	20,785	20,338	20,593	(3)	20,299	(3)
- Diluted	21,397	21,094	21,287	(3)	21,069	(3)

	June 30,	December 31,	June 30,	June 30,
(in thousands)	2013	2012	2012	2011

Summary Balance Sheet Data:
Total assets	$476,768	$466,348	$444,769	$384,813
Total stockholders’ equity (book value)	$273,976	$254,690	$232,990	$202,948
Goodwill and intangible assets	$56,966	$57,133	$57,301	$57,636
Total debt	$—	$—	$10,000	$10,000

(1)                     MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.

(2)                     Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.

(3)                     Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended June 30, 2013 and 2012

	Three months ended		Last twelve months ended
	June 30,		June 30,
(in thousands, except per share data, ratios and percentages)	2013	2012	2013	2012

Financial Performance Measures (1):
EBITDA (2)	$22,489	$21,755	$83,803	$64,240
EBITDA per Diluted Share (3)	$1.05	$1.03	$3.94	$3.05
Free Cash Flow (4)	$16,016	$10,056	$19,084	$(13,648)
Book Value per Diluted Share (5)	$12.80	$11.05
Tangible Book Value (6)	$217,010	$175,689
Tangible Book Value per Diluted Share (7)	$10.14	$8.33
Debt Leverage Ratio (8)	0.0	0.0
Asset Turnover (9)			2.05	2.46
Return on Assets (10)			7.9%	6.7%
Return on Equity (11)			15.0%	12.7%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$9,462	$9,535	$34,939	$25,826
Interest expense, net	$179	$203	$824	$549
Provision for income taxes	$5,699	$5,887	$20,686	$15,421
Depreciation and amortization	$7,149	$6,130	$27,354	$22,444
EBITDA (2)	$22,489	$21,755	$83,803	$64,240

Reconciliation of Net Income per diluted share to EBITDA per diluted share:
Net Income per share:	$0.44	$0.45	$1.63	$1.22
Interest expense, net, per share	$0.01	$0.01	$0.04	$0.03
Provision for income taxes per share	$0.27	$0.28	$0.97	$0.73
Depreciation and amortization per share	$0.33	$0.29	$1.30	$1.07
EBITDA per diluted share (3)	$1.05	$1.03	$3.94	$3.05

Calculation of Free Cash Flow:
Net cash flow from operating activities	$25,476	$22,155	$57,822	$26,299
Less: cash used in purchasing property and equipment	$(9,460)	$(12,099)	$(38,738)	$(39,947)
Free Cash Flow (4)	$16,016	$10,056	$19,084	$(13,648)

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders’ equity)	$273,976	$232,990
Goodwill and intangible assets	$(56,966)	$(57,301)
Tangible Book Value (6)	$217,010	$175,689

Reconciliation of Book Value per diluted share to Tangible Book Value per diluted share:
Book value per diluted share:	$12.80	$11.05
Goodwill and intangible assets per diluted share	(2.66)	(2.72)
Tangible Book Value per diluted share (7)	$10.14	$8.33

(1)                      These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers.  In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.

(2)                      EBITDA is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences, which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.

(3)                      EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(4)                      Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.

(5)                      Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.

(6)                      Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.

(7)                      Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.

(8)                      The debt leverage ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.

(9)                      Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.

(10)                Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.

(11)                Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.